Exhibit 99.1

AES REPORTS STRONG FOURTH QUARTER AND 2004 RESULTS
Record Revenue in 2004; Continued Earnings Growth Projected in 2005

ARLINGTON, VA, February 3, 2005 — The AES Corporation (NYSE: AES) today reported strong results for the fourth quarter and full year, with record annual revenues of $9.5 billion.  In the fourth quarter, net income was $169 million and earnings were $0.26 per diluted share.  This compares to a loss of $443 million or $(0.71) per diluted share in the fourth quarter of 2003. These results include favorable adjustments related to the final disposition of discontinued operations in the fourth quarter of 2004 versus write-downs on discontinued businesses and impairment losses taken in the prior year quarter. Income from continuing operations, which excludes these adjustments, was $102 million or $0.16 per diluted share, up substantially from $4 million or $0.01 per diluted share in the prior year quarter.

Adjusted earnings per share for the fourth quarter were $0.21 compared to $0.11 last year. Adjusted earnings per share (a non-GAAP financial measure) excludes from diluted earnings per share from continuing operations the effects of gains or losses from mark-to-market accounting related to derivatives, certain foreign currency transaction gains and losses, significant impacts from net asset disposals or impairments and early retirements of recourse debt. See the attached Reconciliation of Adjusted Earnings Per Share.

For the full year, AES reported net income of $395 million or $0.61 per diluted share, compared to a loss of $(403) million or $(0.67) per diluted share in 2003. Income from continuing operations was $376 million or $0.58 per diluted share, compared to $336 million or $0.56 per diluted share in 2003. Adjusted earnings per share for the year were $0.74 compared to $0.56 in 2003.

“We had a strong quarter and a very good year overall.  Once again we met or exceeded our key financial goals,” said Paul Hanrahan, President and Chief Executive Officer. “Our focus on improving our existing businesses resulted in improved earnings quality and solid growth in revenue, gross margin and earnings.  We remain on track to meet our long-term annual earnings per share growth rate of 13-19% through 2008.”

Fourth Quarter Highlights

•      Revenues increased 11% to $2,528 million, compared to $2,281 million in the prior year quarter.

•      Gross margin was $709 million, a 10% increase from $644 million for the prior year quarter.  Gross margin as a percent of sales for the fourth quarter was 28.0% compared to 28.2% a year ago.

•      Income before taxes and minority interest increased to $235 million, or 231% compared to $71 million in the prior year.

•      Net cash from operating activities was $459 million in the fourth quarter of 2004.

•      The net reduction in recourse debt was $318 million in the quarter while the net increase in non-recourse debt was $391 million due to borrowings for new projects.

Fourth Quarter Segment Highlights

•      Large Utilities revenues increased 11% to $1,009 million from $913 million in 2003, driven primarily by higher tariff rates, a shift in revenues towards residential customers and revenue recovery of NOx compliance program costs.  The impacts of foreign currency translation were not significant in the quarter compared to the prior year.  Gross margin increased 30% to $248 million from $191 million in the prior year quarter, attributable primarily to the higher tariffs.  In addition, gross margin as a percent of sales improved to 24.6% from 20.9% in the prior year quarter largely driven by revenue gains and lower fixed costs in our South American business.

•      Growth Distribution revenues increased 16% to $350 million compared to $303 million in the fourth quarter of 2003 due to higher tariffs, favorable foreign currency translation impacts and increased demand.  Excluding the estimated impacts of foreign currency translation, revenues would have increased approximately 13% for the fourth quarter of 2004 versus the same quarter in 2003.  Gross margin declined to $28 million compared to $42 million in the fourth quarter of 2003 while gross margin as a percent of sales declined similarly to 8.0% from 13.9%.  These decreases were largely driven by a $16 million severance charge for workforce restructuring taken in the fourth quarter of 2004 by AES Sonel, our business in Cameroon, related to cost and overhead reduction objectives.

•      Contract Generation revenues increased 8% to $905 million from $840 million in the fourth quarter of 2003, due primarily to increased pricing, new projects on line and favorable foreign currency translation effects.  Excluding the estimated impacts of foreign currency translation, revenues would have increased approximately 6% for the fourth quarter of 2004 versus the same quarter in 2003.  Gross margin increased 4% to $378 million from $364 million in the prior year quarter. Gross margin as a percent of sales declined to 41.8% from 43.3% in the fourth quarter of 2003 primarily due to higher plant dispatching rates among our contracted businesses.

•      Competitive Supply revenues increased 17% to $264 million from $225 million in the fourth quarter of 2003, resulting from higher realized prices, new projects on line, favorable foreign currency translation effects and increased production volumes.  Excluding the estimated impacts of foreign currency translation, revenues would have increased approximately 13% for the fourth quarter of 2004 versus the same quarter in 2003.  Gross margin also increased 17% to $55 million from $47 million in the fourth quarter of last year. Gross margin as a percent of sales remained stable at 20.8% compared to 20.9% in the prior year quarter.

Full Year Highlights

•      Full-year revenues were $9,471 million, an increase of 13% over $8,415 million in 2003. Excluding foreign currency translation effects revenues increased 11% for the year.

•      Gross margin was $2,768 million, an increase of $335 million or 14% compared to 2003 reflecting positive contributions across all four segments.  Higher prices along with the contribution from new projects drove the significant increase.  Less than 7% of the $335 million increase can be attributed to foreign currency translation effects.  Gross margin as a percent of sales also improved 30 basis points for the year to 29.2%.

•      Interest expense declined 4% to $1,909 million compared to $1,986 million in the prior year, reflecting the benefits of financial restructuring and debt retirement, partially offset by new project debt with longer maturities.

•      Income before taxes and minority interest increased 38% to $884 million, compared to $640 million in 2003.

•      Net cash from operating activities was $1,568 million, or $8 million lower than 2003. In 2004, improved operating income was partially offset by increased working capital related to Eletropaulo’s payments for outstanding payables from the period prior to its debt restructuring.

•      Maintenance capital expenditures were $507 million compared to $542 million in 2003. Free cash flow (a non-GAAP financial measure) defined as net cash from operating activities less maintenance capital expenditures, was $1,061 million in 2004 vs. $1,034 million in 2003.

•      AES reduced total net debt in 2004 by $1,055 million, including $787 million in recourse parent debt and $268 million in non-recourse subsidiary debt.

•      Fleet reliability continued to improve year-over-year.  The fleet’s annual forced outage factor improved to 4.0% down from 4.6% in 2003.

2005 Earnings Guidance

AES expects 2005 diluted earnings per share of $0.76 with adjusted earnings per share of $0.83.  The difference is attributable to expected effects from foreign currency transaction, recourse debt retirement, and derivatives mark-to-market accounting.  The operating scenario underlying this guidance assumes a number of market factors, including foreign exchange rates, commodity prices, interest rates, tariff increases, new investments, as well as other significant factors which could make actual results vary from this guidance.  Additional guidance elements are presented in the company’s 2004 Financial Review and 2005 Outlook presentation.

“We expect 2005 to be another good year for AES with a continuing and persistent focus on improving the financial performance of our businesses while looking selectively for attractive growth opportunities,” Hanrahan said.  “In our generation businesses we expect further improvements in commercial availability and a continued effort to develop platform extension opportunities at our existing businesses.  In our utilities businesses, we will continue to focus our efforts on continued customer service enhancements, tariff and cost management and reducing non-commercial losses. We expect to use our substantial free cash flow to pay down debt and support new growth projects such as our recently announced SeaWest acquisition, our first wind business.”

2004 Financial Review and 2005 Outlook Conference Call Information

AES will host a conference call today to discuss these results and the outlook for 2005.  The call will be held at 10:00 a.m. Eastern Standard Time (EST).  The call may be accessed via a live web cast which will be available at www.aes.com, or by telephone in listen-only mode at 800-475-2151.  International callers should dial 973-582-2703.  Please call at least ten minutes before the scheduled start time.  You will be requested to provide your name, e-mail address, and affiliation.  The company’s 2004 Financial Review and 2005 Outlook presentation is available at www.aes.com.

A replay of the conference call will be available at www.aes.com, or by telephone from approximately noon EST on Thursday, February 3, 2004 until February 10, 2005.  Callers should dial 877-519-4471 and when prompted provide reservation number 5573500, followed by the pound (#) key.  International dialers should dial 973-341-3080.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance.  Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions.  Forecasted financial information is based on certain material assumptions.  These assumptions include, but are not limited to continued normal levels of operating performance and electricity demand at our distribution companies and operational performance at our contract generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth from investments at investment levels and rates of return consistent with prior experience. Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to the risks discussed under the caption “Cautionary Statements and Risk Factors” in AES’s most recent annual report on Form 10-K.  Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business.  AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About AES

AES is a leading global power company, with 2004 sales of $9.5 billion. AES operates in 27 countries, generating 44,000 megawatts of electricity through 120 power facilities and delivers electricity through 17 distribution companies. Our 30,000 people are committed to operational excellence and meeting the world’s growing power needs. To learn more about AES, please visit www.aes.com or contact media relations at media@aes.com.

AES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended December 31,		Year Ended December 31,
($ in millions, except per share amounts)	2004	2003	2004	2003

Revenues	$2,528	$2,281	$9,471	$8,415
Cost of sales	(1,819)	(1,637)	(6,703)	(5,982)
GROSS MARGIN	709	644	2,768	2,433

General and administrative expenses	(51)	(60)	(181)	(157)
Other operating expense, net	(25)	(17)	(30)	(46)
Goodwill impairment expense	—	(11)	—	(11)
Asset impairment expense	(40)	(42)	(40)	(148)
OPERATING INCOME	593	514	2,517	2,071

Interest expense	(486)	(468)	(1,909)	(1,986)
Interest income	91	73	282	280
Other nonoperating income (expense), net	61	(5)	41	107
Foreign currency transaction (losses) gain	(39)	(27)	(118)	127
Loss on sale of investments	—	(53)	(1)	(53)
Equity in earnings of affiliates	15	37	72	94
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	235	71	884	640

Income tax expense	(55)	(34)	(256)	(194)
Minority interest expense, net	(78)	(33)	(252)	(110)
INCOME FROM CONTINUING OPERATIONS	102	4	376	336

Income (loss) from operations of discontinued components (net of income tax benefit of $18, $72, $26, and $72, respectively)	67	(490)	19	(780)
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	169	(486)	395	(444)

Cumulative effect of accounting change (net of income tax expense of $23 and $22, respectively)	—	43	—	41

NET INCOME (LOSS)	$169	$(443)	$395	$(403)

DILUTED EARNINGS (LOSS) PER SHARE
Income from continuing operations	$0.16	$0.01	$0.58	$0.56
Discontinued operations	0.10	(0.79)	0.03	(1.30)
Cumulative effect of accounting change	—	0.07	—	0.07
Total	$0.26	$(0.71)	$0.61	$(0.67)

Diluted weighted average shares outstanding (in millions)	654	628	646	598

AES CORPORATION

SEGMENT INFORMATION

	Quarter Ended December 31,		Year Ended December 31,
($ in millions)	2004	2003	2004	2003

BUSINESS SEGMENTS

REVENUES
Contract Generation	$905	$840	$3,547	$3,108
Competitive Supply	264	225	1,020	880
Large Utilities	1,009	913	3,599	3,301
Growth Distribution	350	303	1,305	1,126

Total revenues	$2,528	$2,281	$9,471	$8,415

GROSS MARGIN
Contract Generation	$378	$364	$1,435	$1,267
Competitive Supply	55	47	236	220
Large Utilities	248	191	883	763
Growth Distribution	28	42	214	183

Total gross margin	$709	$644	$2,768	$2,433

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST
Contract Generation	$173	$185	$782	$599
Competitive Supply	10	(8)	150	140
Large Utilities	145	89	474	380
Growth Distribution	87	8	173	115
Corporate	(180)	(203)	(695)	(594)

Total income before income taxes and minority interest	$235	$71	$884	$640

GEOGRAPHIC SEGMENTS

REVENUES
North America	$549	$525	$2,215	$2,159
Caribbean	438	421	1,636	1,528
South America	1,075	930	3,885	3,308
Europe/Africa	280	252	1,028	915
Asia	186	153	707	505

Total revenues	$2,528	$2,281	$9,471	$8,415

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST
North America	$101	$121	$488	$474
Caribbean	52	57	202	216
South America	205	53	508	329
Europe/Africa	40	24	183	55
Asia	17	19	198	160
Corporate	(180)	(203)	(695)	(594)

Total income before income taxes and minority interest	$235	$71	$884	$640

AES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
($ in millions, except per share amounts)	2004	2003

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,408	$1,737
Restricted cash	395	288
Short term investments	141	189
Accounts receivable, net of reserves of $303 and $291, respectively	1,394	1,211
Inventory	418	376
Receivable from affiliates	8	3
Deferred income taxes - current	158	137
Prepaid expenses	93	64
Other current assets	895	677
Current assets of held for sale and discontinued businesses	—	205
Total current assets	4,910	4,887

PROPERTY, PLANT AND EQUIPMENT
Land	788	733
Electric generation and distribution assets	22,434	20,918
Accumulated depreciation and amortization	(5,353)	(4,527)
Construction in progress	919	1,278
Property, plant and equipment, net	18,788	18,402

OTHER ASSETS
Deferred financing costs, net	513	430
Investment in and advances to affiliates	657	648
Debt service reserves and other deposits	737	617
Goodwill, net	1,378	1,378
Deferred income taxes - noncurrent	809	785
Long-term assets of held for sale and discontinued businesses	—	750
Other assets	1,848	1,976
Total other assets	5,942	6,584
TOTAL ASSETS	$29,640	$29,873

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,136	$1,225
Accrued interest	335	561
Accrued and other liabilities	1,477	1,156
Current liabilities of held for sale and discontinued businesses	3	699
Recourse debt-current portion	142	77
Non-recourse debt-current portion	1,618	2,769
Total current liabilities	4,711	6,487

LONG-TERM LIABILITIES
Non-recourse debt	11,813	10,930
Recourse debt	5,010	5,862
Deferred income taxes	865	1,041
Long-term liabilities of held for sale and discontinued businesses	—	94
Pension liabilities	902	947
Other long-term liabilities	3,225	3,062
Total long-term liabilities	21,815	21,936

Minority Interest, including discontinued businesses of $- and $12, respectively	1,377	845

STOCKHOLDERS’ EQUITY
Common stock	7	6
Additional paid-in capital	5,516	5,737
Accumulated deficit	(708)	(1,103)
Accumulated other comprehensive loss	(3,078)	(4,035)
Total stockholders’ equity	1,737	605
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$29,640	$29,873

AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
($ in millions)	2004	2003

OPERATING ACTIVITIES
Net income (loss)	$395	$(403)
Adjustments:
Depreciation and amortization — continuing and discontinued operations	834	781
Other non-cash charges	460	755
(Increase) decrease in working capital	(121)	443
Net cash provided by operating activities	1,568	1,576

INVESTING ACTIVITIES
Property additions and project development costs	(898)	(1,228)
Net proceeds from the sale of assets	63	1,086
Sale of short-term investments, net of purchases	55	13
Affiliate advances and equity investments	5	—
(Increase) in restricted cash	(32)	(214)
(Increase) in debt service reserves and other assets	(151)	(26)
Other investing	(28)	(14)
Net cash used in investing activities	(986)	(383)

FINANCING ACTIVITIES
(Repayments) under the revolving credit facilities, net	—	(228)
Issuance of non-recourse debt and other coupon bearing securities	2,940	4,614
Repayments of non-recourse debt and other coupon bearing securities	(3,674)	(4,916)
Payments for deferred financing costs	(109)	(146)
Distributions to minority interests, net	(111)	(12)
Proceeds from sale of common stock	16	337
Other financing	2	(2)
Net cash used in financing activities	(936)	(353)
Effect of exchange rate changes on cash	21	39

Total (decrease) increase in cash and cash equivalents	(333)	879
Decrease in cash and cash equivalents of discontinued operations and businesses held for sale	4	66
Cash and cash equivalents, beginning	1,737	792
Cash and cash equivalents, ending	$1,408	$1,737

AES CORPORATION

RECONCILIATION OF ADJUSTED EARNINGS PER SHARE(1)

	Quarter Ended December 31,		Year Ended December 31,
($ per share)	2004	2003	2004	2003

Adjusted Earnings Per Share	$0.21	$0.11	$0.74	$0.56

FAS 133 Mark-to-Market Gains/(Losses)(2)	0.01	—	(0.06)	(0.07)
Currency Transaction Gains/(Losses)	(0.01)	—	(0.02)	0.19
Net Asset Gains/(Losses and Impairments)	(0.05)	(0.10)	(0.05)	(0.24)
Debt Retirement Gains/(Losses)	—	—	(0.03)	0.12

Diluted EPS From Continuing Operations	$0.16	$0.01	$0.58	$0.56

(1)     Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses associated with (a) mark-to-market amounts related to FAS 133 derivative transactions, (b) foreign currency transaction impacts on the net monetary position related to Brazil, Venezuela, and Argentina, (c) significant asset gains or losses due to disposition transactions and impairments, and (d) early retirement of recourse debt.  AES believes that adjusted earnings per share better reflect the underlying business performance of the Company, and are considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability associated with mark-to-market gains or losses related to certain derivative transactions, and periodic strategic decisions to dispose of certain assets which may influence results in a given period. Certain reclassifications have been made to prior-period amounts to conform to the 2004 presentation.

(2)     The Year Ended December 31, 2004 includes $(0.03) related to Chile debt restructuring costs included in interest expense in the first quarter of 2004.

NOTE: AES revised the definition of adjusted EPS in the second quarter of 2004 to focus greater attention on only three key currencies resulting in foreign currency transaction gains or losses on net monetary positions (those of Brazil, Venezuela, and Argentina). The prior definition included the effects of all foreign currencies. In addition, only significant asset gains or losses due to disposition transactions and impairments are included. The prior definition included all asset gains or losses due to disposition transactions and impairments. Finally, the revised definition reflects the specific tax impact of each amount. The result is no net effect on the adjusted earnings per share for the first half of either 2003 or 2004, with some minor reallocation to the first quarter of both 2003 and 2004, and a $0.03 increase in the annual adjusted EPS for 2003 from $0.53 to $0.56.

The AES Corporation

Parent Financial Information

	4 Quarters Ended
Parent only data: last four quarters ($ in millions)	December 31, 2004 Actual	September 30, 2004 Actual	June 30, 2004 Actual	March 31, 2004 Actual
Total subsidiary distributions & returns of capital to Parent
Subsidiary distributions to Parent	$991	$953	$1,056	$1,076
Net distributions to/(from) QHCs(1)	13	29	24	2
Subsidiary distributions	1,004	982	1,080	1,078

Returns of capital distributions to Parent	116	130	219	243
Net returns of capital distributions to/(from) QHCs(1)	11	12	(6)	—
Returns of capital distributions	127	142	213	243

Combined distributions & return of capital received	1,131	1,124	1,293	1,321
Less: combined net distributions & returns of capital to/(from) QHCs(1)	(24)	(41)	(18)	(2)
Total subsidiary distributions & returns of capital to Parent	$1,107	$1,083	$1,275	$1,319

	Quarter Ended
Parent only data: quarterly ($ in millions)	December 31, 2004 Actual	September 30, 2004 Actual	June 30, 2004 Actual	March 31, 2004 Actual
Total subsidiary distributions & returns of capital to Parent
Subsidiary distributions to Parent	$286	$209	$292	$204
Net distributions to/(from) QHCs(1)	(9)	12	10	—
Subsidiary distributions	277	221	302	204

Returns of capital distributions to Parent	3	110	—	3
Net returns of capital distributions to/(from) QHCs(1)	—	11	—	—
Returns of capital distributions	3	121	—	3

Combined distributions & return of capital received	280	342	302	207
Less: combined net distributions & returns of capital to/(from) QHCs(1)	9	(23)	(10)	—
Total subsidiary distributions & returns of capital to Parent	$289	$319	$292	$207

	Balance at
Liquidity(2) ($ in millions)	December 31, 2004 Actual	September 30, 2004 Actual	June 30, 2004 Actual	March 31, 2004 Actual
Cash at Parent	$287	$525	$310	$268
Availability under revolver	352	325	331	371
Cash at QHCs(1)	4	13	15	17
Ending liquidity	$643	$863	$656	$656

(1) The cash held at qualifying holding companies (QHCs) represents cash sent to subsidiaries of the company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the parent company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these qualifying holding companies is available to the parent, AES uses the combined measure of subsidiary distributions to parent and qualified holding companies as a useful measure of cash available to the parent to meet its international liquidity needs.

(2) AES believes that unconsolidated parent company liquidity is important to the liquidity position of AES as a Parent company because of the non-recourse nature of most of AES’s indebtedness.